UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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TRANSMETA CORPORATION
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TRANSMETA CORPORATION
2540 Mission College Boulevard
Santa Clara, California 95054

August 25, 2008

To our stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Transmeta Corporation to be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California 95054, on Thursday, September 18, 2008 at 8:00 a.m., Pacific Daylight Time.

The matters expected to be acted upon at the meeting are: (i) the election of three Class II directors to our Board of Directors, and (ii) the ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Each of these proposals is described in detail in the accompanying Notice of the 2008 Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in Transmeta’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting in person, please vote as soon as possible. You may vote via the Internet, by telephone or by mailing a completed proxy card in the enclosed postage-paid envelope, in each case before the meeting so that your shares will be represented at the meeting. Voting by any of these methods does not deprive you of your right to attend the meeting and to vote your shares in person.

We hope to see you at the meeting.

Sincerely,

Lester M. Crudele
President and Chief Executive Officer

This Proxy Statement is dated August 25, 2008, and will first be mailed to the stockholders of Transmeta Corporation on or about August 25, 2008.

TRANSMETA CORPORATION
2540 Mission College Boulevard
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The 2008 Annual Meeting of Stockholders of Transmeta Corporation will be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California 95054, on Thursday, September 18, 2008 at 8:00 a.m., Pacific Daylight Time.

At the meeting, you will be asked to consider and vote upon the following matters:

1. To elect three Class II directors, each for a term of three years and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our Board of Directors intends to present the following nominees for election as Class II directors:

Robert V. Dickinson
Bryant R. Riley
T. Peter Thomas

2. To ratify the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year 2008.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on August 19, 2008 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting. A list of such stockholders will be available for inspection at our offices located at 2540 Mission College Boulevard, Santa Clara, California 95054, during ordinary business hours for the 10-day period preceding the meeting.

By Order of our Board of Directors

John O’Hara Horsley
Secretary

Santa Clara, California
August 25, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE, SHE OR IT PREVIOUSLY RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE, CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO BE VOTED.

PROXY STATEMENT
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
DIRECTOR INDEPENDENCE
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
DIRECTOR COMPENSATION
CONSIDERATION OF DIRECTOR NOMINEES
SETTLEMENT AGREEMENT AND RELEASE
STOCKHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS
BOARD ATTENDANCE AT ANNUAL MEETINGS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPANY STOCK PRICE PERFORMANCE
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN Among Transmeta Corporation, The NASDAQ Composite Index And The RDG Semiconductor Composite Index
PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS AND CONDUCT
OTHER BUSINESS
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

TRANSMETA CORPORATION
2540 Mission College Boulevard
Santa Clara, California 95054

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Transmeta Corporation, a Delaware corporation, for use at the 2008 Annual Meeting of Stockholders to be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California 95054, on Thursday, September 18, 2008, at 8:00 a.m., Pacific Daylight Time. This proxy statement and the accompanying form of proxy will be first mailed to stockholders on or about August 25, 2008. Our annual report for fiscal year 2007 is enclosed with this proxy statement.

In accordance with rules and regulations recently adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet. In addition, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed to most of our stockholders holding their shares in “street name” on or about August 25, 2008. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them, by following the instructions in the Notice.

Record Date

Only holders of record of our common stock and preferred stock at the close of business on August 19, 2008 (the “record date”) will be entitled to vote at the meeting. At the close of business on the record date, we had 12,166,950 shares of common stock and 1,000,000 shares of preferred stock outstanding and entitled to vote.

Quorum

A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. If stockholders cause abstentions to be recorded or brokers holding their clients’ shares of record cause “broker non-votes” (as described below) or abstentions to be recorded, these shares will be considered present and entitled to vote at the meeting and will be counted toward determining whether or not a quorum is present.

Voting Rights

The holders of our common stock and our preferred stock will vote together as a single class on each of the proposals described in this proxy statement. Each share of our common stock is entitled to one vote. Each share of our preferred stock is entitled to 0.71347 votes (that number equal to the number of shares of common stock into which one share of preferred stock could have been converted on the record date). The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below) for each proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the proposals to be voted on at the meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the meeting, and will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of the proposals to be voted on at the meeting. Where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and would not be taken into account in determining the outcome of the non-routine proposal.

Required Votes

Proposal One.  Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the three nominees for election to our Board of Directors who receive the highest number of affirmative votes at the meeting will be elected to fill the open seats.

Proposal Two.  Ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting.

Voting Electronically via the Internet

If your shares are registered in the name of a bank or brokerage, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement with the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form from the bank or brokerage firm will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the accompanying paper proxy card in the enclosed self-addressed, postage-paid envelope.

Voting of Proxies

The proxy card accompanying this Proxy Statement is solicited on behalf of our Board of Directors for use at our 2008 Annual Meeting of Stockholders. Stockholders are asked to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the meeting will be counted as votes “FOR” such proposal (or, in the case of the election of directors, as a vote “FOR” election to our Board of Directors of all of the nominees presented by our Board of Directors). We are not aware of any other matters to be brought before the meeting. However, as to any business that may properly come before the meeting, the proxies that are executed and returned prior to the meeting will be voted in accordance with the judgment of the persons holding such proxies.

In the event that sufficient votes in favor of the proposals are not received by the date of our 2008 Annual Meeting of Stockholders, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at our 2008 Annual Meeting of Stockholders.

We are paying the expenses of soliciting the proxies to be voted at our 2008 Annual Meeting of Stockholders. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our capital stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of capital stock and request authority for the exercise of the proxies. In these cases, we may, upon their request, reimburse such record holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to us stating that the proxy is revoked or by attending the meeting and voting in person, although attendance of the meeting in person will not in and of itself revoke a valid proxy that was previously delivered. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

Internet and Electronic Availability of Proxy Materials

As permitted by the SEC, we are sending the Notice to most of our stockholders instead of a paper copy of this Proxy Statement. All such stockholders will have the ability to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC (the “Annual Report”) at http://www.transmeta.com/corporate/ir/annual_reports.html or to request a printed set of these materials and a proxy card at no charge by following the instructions set forth in the Notice. Voting instructions for stockholders receiving the Notice are set forth in the Notice. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe this process will reduce the environmental impact and lower the costs of printing and distributing our proxy materials.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors with one vacancy. Effective immediately prior to the 2008 Annual Meeting of Stockholders, our Board of Directors will be decreased from eight directors to seven directors upon the retirement of William P. Tai. Our Board of Directors is divided into three classes of three directors each with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier resignation, death or removal. Any increase or diminution in the number of directorships resulting from a change in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Three Class II directors are to be elected at the meeting for a three-year term ending in 2011. Our Board of Directors has nominated, upon the recommendation of the Nomination and Corporate Governance Committee of our Board of Directors, Robert V. Dickinson, Bryant R. Riley and T. Peter Thomas for election as the Class II directors. Messrs. Dickinson and Thomas are currently members of our Board of Directors and were previously elected by our stockholders. Mr. Riley was nominated to our Board of Directors by entities and persons affiliated with Riley Investment Management, LLC (collectively, the “Riley Group”), with whom we have entered into a settlement agreement and release. Please see the description of the settlement agreement and release below under the section entitled “Settlement Agreement and Release.”

The table and biographies below present information about each of the nominees recommended by our Board of Directors. Shares represented by the accompanying proxy will be voted “FOR” the election of the three nominees recommended by our Board of Directors unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director.

Nominees for Election to our Board of Directors

Name of Director Nominee	Age	Principal Occupation	Director Since

Robert V. Dickinson(1)(2)(3)	66	President, Chief Executive Officer, and a member of the board of directors of California Micro Devices Corporation	2005
Bryant R. Riley	41	Managing Member of Riley Investment Management LLC and Chairman of B. Riley & Co.	N/A
T. Peter Thomas(3)	61	Managing Director of ATA Ventures Management LLP and General Partner of Institutional Venture Management	1995

(1)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Compensation Committee of the Board of Directors.

Robert V. Dickinson has served as a director of Transmeta since May 2005. Mr. Dickinson has served since April 2001 as President, Chief Executive Officer, and a member of the board of directors of California Micro Devices Corporation, a supplier of application specific analog semiconductor products for the mobile handset, personal computer and digital consumer electronics markets. From August 1999 to April 2001, he was Vice President and General Manager of the Optical Storage Division of Cirrus Logic, Inc., a semiconductor manufacturer, where previously, starting in 1992, he served in several other senior executive roles, including President of its Japanese subsidiary. From 1988 to 1992, Mr. Dickinson held senior management positions at Western Digital Corporation, a semiconductor and disk drive manufacturer, following its acquisition of Verticom, Inc., where he served as President and Chief Executive Officer from 1987 to 1988. Mr. Dickinson holds an A.B. from University of California at Berkeley and an M.S. from the University of Washington, both in physics. He was also a Sloan Fellow at the Stanford Graduate School of Business.

Bryant R. Riley has been the Managing Member and founder of Riley Investment Management LLC and founder and Chairman of B. Riley & Co., LLC, a Southern California-based brokerage and investment banking firm providing research and trading ideas primarily to institutional investors since 1997. Riley Investment Management LLC is an investment adviser, which provides investment management services, and is the general partner of Riley Investment Partners Master Fund, L.P. Prior to 1997, Mr. Riley held a variety of positions in the brokerage industry, primarily as an Institutional Salesman and Trader. From October 1993-January 1997, he was a co-head of Equity at Dabney-Resnick, Inc., a Los Angeles based brokerage firm. From 1991 to 1993, he was a co-founder of Huberman-Riley, a Texas based brokerage firm. He also serves on the board of directors of Alliance Semiconductor, Aldila, Inc., DDi Corporation, and Silicon Storage Technology, Inc. Mr. Riley graduated from Lehigh University in 1989 with a B.S. in finance.

T. Peter Thomas has served as a director of Transmeta since December 1995. Mr. Thomas has served as Managing Director of ATA Ventures Management LLP since April 2004 and has been a General Partner of Institutional Venture Management since November 1985. Prior to being in the venture capital business, Mr. Thomas spent 14 years in industry in engineering, marketing, and strategic planning roles, the most recent at Intel Corporation. Mr. Thomas also serves on the board of directors of several privately held companies. Mr. Thomas holds a B.S. in electrical engineering from Utah State University and an M.S. in computer science from Santa Clara University.

Our Board of Directors recommends a vote FOR the election of each of the above director nominees.

DIRECTORS CONTINUING IN OFFICE

The table and biographies below present information about each director whose term of office continues after the meeting:

Name of Director	Age	Principal Occupation	Director Since

R. Hugh Barnes(1)(2)	62	Chairman of the Board of Directors of Transmeta.	1998
Lester M. Crudele	59	President, Chief Executive Officer and Director of Transmeta.	2005
Murray A. Goldman(1)	70	Independent Technology Consultant.	1998
J. Michael Gullard(3)	63	General Partner of Cornerstone Management.	2008
Rick Timmins(2)	56	Retired.	2003

(1)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.
(2)	Member of the Audit Committee of the Board of Directors.
(3)	Member of the Compensation Committee of the Board of Directors.

R. Hugh Barnes has served as Chairman of the Board of Directors since May 2007 and as a director of Transmeta since November 1998. Mr. Barnes also served as President and Chief Operating Officer of Transmeta from October 2001 to April 2002 and as a business advisor to Transmeta from March 1997 to November 1998. From April 1984 to January 1997, Mr. Barnes was employed at Compaq Computer Corporation, a computer manufacturer, where he held a variety of positions, most recently as Vice President and Chief Technical Officer. Mr. Barnes also serves on the boards of directors of several privately held companies. Mr. Barnes holds a B.S. in electrical engineering from Iowa State University.

Lester M. Crudele has served as a director of Transmeta since June 2005 and was appointed as President and Chief Executive Officer of Transmeta in February 2007. From February 2006 to June 2006, Mr. Crudele served on an acting basis as President and Chief Operating Officer of Quickfilter Technologies, Inc., a privately held fabless semiconductor company and developer of mixed signal integrated circuits. From November 2000 to May 2004, Mr. Crudele served on the board of directors of Banderacom, a privately held InfiniBand semiconductor company, for which he also served as President and Chief Executive Officer from November 2000 to October 2002. From December 1999 to November 2000, Mr. Crudele served on the board of directors and as a management consultant for Quantum Effect Devices, or QED, a developer of high-performance embedded microprocessors, until QED was acquired by PMC-Sierra in 2000. From 1997 to 1999, Mr. Crudele was employed by Compaq Computer Corporation, a computer manufacturer, where he served as vice president and general manager of Compaq’s Workstation Products Division. Mr. Crudele began his career in 1972 at Motorola, Inc., a provider of integrated communications solutions and embedded electronic solutions, where he later served as chief architect for several Motorola MC 68000-series microprocessors and also served in a variety of management positions, most recently returning to Motorola in 1990 and serving as Vice President and General Manager of its RISC Microprocessor Division from 1991 to 1997. Mr. Crudele holds a B.S. in electrical engineering from Florida Atlantic University.

Murray A. Goldman has served as a director of Transmeta since November 1998, as Chairman of our Board of Directors from November 1998 to May 2007 and as Chief Executive Officer from October 2001 to April 2002. Dr. Goldman served as a business advisor to Transmeta from March 1997 to November 1998. From July 1969 to January 1997, Dr. Goldman was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, where he held a variety of positions, most recently as Executive Vice President and Assistant General Manager of the Semiconductor Products Sector. Dr. Goldman holds a B.S. in electrical engineering from the University of Pittsburgh and an M.S. and a Ph.D. in electrical engineering from New York University.

J. Michael Gullard has served as a director of Transmeta since July 2008. Since 1984, Mr. Gullard has served as a general partner of Cornerstone Management, a venture capital and consulting firm that provides strategic focus and direction for technology companies, primarily in the software and data communications industries. From 1992 to 2004, he served as Chairman of NetSolve, Incorporated, a provider of IT infrastructure management services on an outsourced basis. From 1996 to 2004, Mr. Gullard also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a provider of change management software tools. Earlier in his career, Mr. Gullard held several executive and management positions at Telecommunications Technology Inc. and Intel Corporation. He also serves on the board of directors of Alliance Semiconductor, DynTek, Inc., JDA Software Group, Inc., Proxim Wireless, Inc. and Planar Systems, Inc. Mr. Gullard holds a B.A. degree in economics from Stanford University and an M.B.A. degree from the Stanford Graduate School of Business.

Rick Timmins has served as a director of Transmeta since May 2003. From January 1996 until his retirement in April 2007, Mr. Timmins was employed at Cisco Systems, Inc., a computer networking products company, where he held a series of financial management positions, most recently as Vice President of Finance. From January 1974 until December 1995, Mr. Timmins was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, where he held a series of financial management positions, most recently as Vice President and Controller of the Microprocessor, Memory and Microcontroller Group. Mr. Timmins also serves on the board of directors of Ultratech Stepper, Inc., a developer and manufacturer of photolithography equipment used in the fabrication of semiconductor and nanotechnology components. He holds a B.S. in Accounting and Finance from the University of Arizona and an M.B.A. from St. Edward’s University in Austin, Texas. Mr. Timmins is a certified public accountant.

DIRECTOR RETIRING FROM OFFICE

In August 2008, William P. Tai, a member of our Board of Directors since December 1995, informed us that he plans to retire from the Board of Directors effective as of the 2008 Annual Meeting of Stockholders. Mr. Tai informed us that his pending retirement is not due to any disagreement with the Company or its policies, and that he will complete his service on the Board of Directors and as a member of its Compensation Committee and its Nominating and Corporate Governance Committee to and until the Company’s 2008 Annual Meeting of Stockholders.

DIRECTOR INDEPENDENCE

The Nominating and Corporate Governance Committee of our Board of Directors has determined that each of Messrs. Barnes, Dickinson, Goldman, Gullard, Tai, Thomas and Timmins, each a non-employee director of Transmeta, is independent under the rules of the NASDAQ Stock Market. Mr. Crudele is no longer independent based upon his appointment in February 2007 to serve as our President and Chief Executive Officer. In making its independence determinations, the Nominating and Corporate Governance Committee each year reviews any transactions and relationships between the director, or any member of his or her immediate family, and is based on information provided by the director, our records and publicly available information during the year. Specifically, the Nominating and Corporate Governance Committee will consider the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% stockholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between us and any other public company for which the non-employee director serves as a director. During 2007, there were no relationships or transactions in these categories reviewed by the Nominating and Corporate Governance Committee, nor were there any other similar relationships or transactions that the Nominating and Corporate Governance Committee considered.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During 2007, our Board of Directors met 14 times, including telephone conference meetings, and acted by unanimous written consent one time. Each of our directors attended more than 75% of the total number of meetings held by our Board of Directors while he was a director. Further, each of our directors attended more than 75% of the total number of meetings held by all committees of our Board of Directors on which that director served, with the exception of Rick Timmins, who attended four of six meetings (including more than 75% of the regular meetings) of the Audit Committee during 2007. The independent members of our Board of Directors meet on a regular basis in executive session outside of the presence of management.

Standing committees of our Board of Directors include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The Audit Committee monitors the periodic reviews and audits of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent registered public accounting firm and our financial and senior management, appoints and reviews, and evaluates the independence and performance of, our independent registered public accounting firm, and facilitates communication among our independent registered public accounting firm and our financial and senior management. The current members of the Audit Committee are Messrs. Barnes, Dickinson and Timmins, who is the committee chair. Our Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC and The NASDAQ Stock Market, and is able to read and understand fundamental financial statements as contemplated by such rules. Mr. Timmins is the designated Audit Committee financial expert within the meaning of the rules and regulations of the SEC and is financially sophisticated within the meaning of the rules of The NASDAQ Stock Market. Mr. Timmins is also considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met six times during 2007. A copy of the Audit Committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html.

The Compensation Committee reviews and approves, on behalf of our Board of Directors, all compensation to be provided to our Chief Executive Officer and other executive officers, reviews and proposes to our Board of Directors compensation to be provided to members of our Board of Directors and its committees and administers our incentive compensation plans and equity-based compensation awards. Since January 2007, the members of our Compensation Committee have included Messrs. Dickinson, Tai and Thomas, who served as the committee chair. Mr. Gullard was appointed to our Compensation Committee in July 2008. In August 2008, Mr. Tai informed us that he will retire as a member of the Compensation Committee immediately prior to our 2008 Annual Meeting of Stockholders. Mr. Crudele served on the Compensation Committee as the committee chair until January 2007, when he was appointed as our President and Chief Executive Officer, at which time Messrs. Dickinson and Thomas were appointed as members of the Compensation Committee and Mr. Thomas was appointed was appointed as the committee chair. Each of Messrs. Dickinson, Gullard, Tai and Thomas is an independent director as defined by The NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Although our Chief Executive Officer, Chief Financial Officer and General Counsel attend portions of some of the meetings of the Compensation Committee, they do not participate in deliberations that relate to their own compensation. The Compensation Committee met seven times and acted by unanimous written consent one time during 2007. A copy of the Compensation Committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html.

The Nominating and Corporate Governance Committee recommends for nomination by our Board of Directors candidates for membership on our Board of Directors, recommends our corporate governance guidelines, oversees the evaluation of our Board of Directors and board committees, and advises our Board of Directors on corporate governance matters. The current members of the Nominating and Corporate Governance Committee are Messrs. Barnes, Dickinson and Tai and Dr. Goldman, who is the committee chair. Mr. Tai has informed us that he will retire as a member of the Nominating and Corporate Governance Committee immediately prior to our 2008 Annual Meeting of Stockholders. Our Board of Directors has determined that each of Dr. Goldman and Messrs. Barnes, Dickinson and Tai is independent within the meaning of the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee met one time during 2007. A copy of the Nominating and Corporate Governance Committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html.

DIRECTOR COMPENSATION

Our directors are reimbursed for their reasonable expenses associated with their attendance at meetings of our Board of Directors. In addition, each non-employee director is paid cash compensation as follows:

•	an annual retainer of $50,000 for his or her services as a director;

•	an annual retainer of $5,000 for his or her service on either of the Audit Committee or Compensation Committee;

•	an annual retainer of $5,000 if he or she is the chairperson of either of the Audit Committee or Compensation Committee; and

•	an annual retainer of $5,000 if he or she serves as the lead non-employee director of our Board of Directors.

In 2007 and for the first half of 2008, each of our non-employee directors received a cash retainer payment in accordance with the schedule described above, except that the annual retainer payment for service as a director was increased from $20,000 to $50,000 effective July 1, 2008, as more fully described below. In 2007, the Compensation Committee approved a revised schedule providing for the payment of those annual retainers to our non-employee directors on a regular quarterly basis. Previously, the retainer payments were made annually following the annual meeting of stockholders.

Members of our Board of Directors are also eligible to participate in our 2000 Equity Incentive Plan. Our 2000 Equity Incentive Plan permits discretionary option grants, and provides for automatic and non-discretionary option grants, to non-employee directors. In addition, under our 2000 Equity Incentive Plan, each non-employee director who becomes a member of our Board of Directors will be granted an automatic option to purchase 1,500 shares of our common stock, plus a discretionary option to purchase 8,500 shares of our common stock, as of the date that such director joins our Board of Directors. Immediately after each annual meeting of our stockholders, each non-employee director will be granted an additional automatic option to purchase 750 shares of our common stock, plus a discretionary option to purchase 1,750 shares of our common stock, as long as the non-employee director is a member of our Board of Directors on that date and has served continuously as a member of our Board of Directors for at least 12 months since the last option grant to that non-employee director. If less than 12 months has passed, then the aggregate number of shares subject to those options granted after the annual meeting will be equal to 2,500 multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days. The exercise price will be 100% of the fair market value of our common stock on the date of grant. Each option will have a ten-year term and will terminate three months after the date the director ceases to be a director or consultant or 12 months if the termination is due to death or disability. All options granted to non-employee directors will vest over three years at a rate of one-third of the total shares subject to the option on the first anniversary of the date of grant, and 2.78% of the total shares subject to the option each month thereafter, so long as the non-employee director remains a director or consultant to us. In the event of our dissolution, liquidation or a change in control transaction, options granted to our non-employee directors under the 2000 equity incentive plan will vest and be exercisable in full.

The following table provides information about the total compensation earned by Transmeta’s non-employee directors in 2007:

						Change in
						Pension
						Value and
	Fees					Nonqualified
	Earned				Non-Equity	Deferred
	or Paid	Stock	Option		Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards		Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(1)(2)		($)	($)	($)	($)

R. Hugh Barnes	27,500	—	50,929	(3)	—	—	—	78,429
Robert V. Dickinson	30,000	—	60,493	(4)	—	—	—	90,493
Murray A. Goldman	22,500	—	50,929	(5)	—	—	—	73,429
William P. Tai	25,000	—	50,656	(6)	—	—	—	75,656
T. Peter Thomas	27,500	—	50,656	(7)	—	—	—	78,156
Rick Timmins	30,000	—	57,359	(8)	—	—	—	87,359

(1)	This column represents the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) in fiscal years 2007 and 2006 in connection with stock options granted in those years and in prior fiscal years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions, refer to Note 2 of the Notes to the Consolidated Financial Statements our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2007, refer to the note on Other Stock-Related Information for the Annual Reports on Form 10-K for the respective year-end. See the 2007 Grants of Plan-Based Awards table for information on options granted in 2007. These amounts reflect our accounting expense disregarding the estimate of forfeitures and do not correspond to the actual value that may be realized by members of our Board of Directors.

(2)	On August 1, 2007, each director received a grant of 2,500 shares with a grant date fair value of $18,311, computed in accordance with SFAS 123(R).

(3)	At December 31, 2007, Mr. Barnes held outstanding options to purchase an aggregate of 25,500 shares of our common stock.

(4)	At December 31, 2007, Mr. Dickinson held outstanding options to purchase an aggregate of 16,301 shares of our common stock.

(5)	At December 31, 2007, Dr. Goldman held outstanding options to purchase an aggregate of 25,500 shares of our common stock.

(6)	At December 31, 2007, Mr. Tai held outstanding options to purchase an aggregate of 15,500 shares of our common stock.

(7)	At December 31, 2007, Mr. Thomas held outstanding options to purchase an aggregate of 17,000 shares of our common stock.

(8)	At December 31, 2007, Mr. Timmins held outstanding options to purchase an aggregate of 18,250 shares of our common stock.

Upon his election to our Board of Directors in July 2008, Mr. Gullard received a stock option to purchase 10,000 shares of our common stock under our 2000 Equity Incentive Plan with an exercise price of $13.11, the market closing price on the date of grant. The Compensation Committee also recommended in July 2008, and our Board of Directors ratified and approved in August 2008, a payment to J. Michael Gullard of a $35,000 cash bonus in consideration of Mr. Gullard’s joining our Board of Directors as a non-employee director upon his election effective July 15, 2008.

In July 2008, the Compensation Committee evaluated the compensation plan for our non-employee directors for their service on our Board of Directors and its committees. After considering the general demands of public company board service, specific demands of service on our Board of Directors and its various committees, compensation amounts and trends among peer companies, company performance, and other factors, the Compensation Committee recommended in July 2008, and our that the Board of Directors ratified and approved in August 2008, an increase in the amount of the annual service retainer payable to non-employee members of the Board of Directors from $20,000 to $50,000, effective as of the quarter beginning July 1, 2008.

CONSIDERATION OF DIRECTOR NOMINEES

Our Nominating and Corporate Governance Committee identifies, considers and recommends for nomination by our Board of Directors candidates for membership on our Board of Directors. The committee generally identifies nominees based upon recommendations by our directors and management. In addition, our Nominating and Corporate Governance Committee also considers recommendations properly submitted by our stockholders. The committee may retain recruiting professionals to assist in the identification and evaluation of candidates for director nominees. To date, we have not paid any third parties to assist us in this process.

In selecting nominees for our Board of Directors, the Nominating and Corporate Governance Committee considers candidates based on the need to satisfy the applicable rules and regulations of the SEC and the rules of The NASDAQ Stock Market, including the requirements for independent directors and an Audit Committee financial expert. Our Nominating and Corporate Governance Committee also evaluates candidates in accordance with its charter, assessing a number of factors, including the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for our Board of Directors generally, and the candidate’s integrity, business acumen, understanding of our company’s business and industry, diversity, availability, the number of other boards on which the candidate serves, independence of thought, and overall ability to represent the interests of all stockholders of our company. The Nominating and Corporate Governance Committee uses the same standards to evaluate nominees proposed by our directors, management and stockholders.

Stockholders can recommend qualified candidates for our Board of Directors by writing to our corporate secretary at Transmeta Corporation, 2540 Mission College Boulevard, Santa Clara, California 95054. When making recommendations, a stockholder should submit recommendations for individuals that meet at least the criteria outlined above. Such recommendations should be accompanied by the information required by our bylaws and Regulation 14A under the Exchange Act, which includes evidence of the nominating stockholder’s ownership of Transmeta capital stock, biographical information regarding the candidate, and the candidate’s written consent to serve as a director if elected. We require that any such recommendations for inclusion in our proxy materials for our 2009 Annual Meeting of Stockholders be made no later than April 27, 2009 to ensure adequate time for meaningful consideration by the committee. The date by which any such recommendations must be submitted to us may be earlier if our 2009 Annual Meeting of Stockholders is held before August 19, 2009, in which case recommendations must be submitted to us a reasonable time before we begin to print and mail the proxy materials for our 2009 Annual Meeting of Stockholders. In any case, properly submitted recommendations will be forwarded to our Nominating and Corporate Governance Committee for review and consideration. The committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

On May 15, 2008, Riley Investment Partners Master Fund, L.P. delivered to us a letter (the “Nomination Letter”) regarding the nomination of directors for election to our Board of Directors at the meeting and concurrently filed a Schedule 14A with the SEC announcing its intent to solicit proxies for the election of its own opposition slate of nominees for election to our Board of Directors at the meeting. In connection with the settlement agreement and release we entered into with the Riley Group in July 2008, we agreed, among other things, to nominate Mr. Riley for election to our Board of Directors at the meeting and the Riley Group agreed to withdraw the Nomination Letter and terminate its opposition proxy solicitation.

After evaluating Messrs. Dickinson, Riley and Thomas, our Nominating and Corporate Governance Committee recommended to our Board of Directors in accordance with its charter, and our Board of Directors approved, the nomination of these current directors for election to our Board of Directors at the meeting.

SETTLEMENT AGREEMENT AND RELEASE

In July 2008, we entered into a settlement agreement and release with the Riley Group. Pursuant to the settlement agreement and release, we agreed to increase the authorized size of our Board of Directors from seven to nine and to elect Mr. Gullard to our Board of Directors as a Class I director and appoint him to the Compensation Committee. We also agreed to include Mr. Riley in this proxy statement as a nominee for election to our Board of Directors as a Class II director. The Riley Group agreed to withdraw the Nomination Letter, terminate its opposition proxy solicitation and vote in favor of our Board of Directors’ slate of nominees for election to our Board of Directors at the meeting and at all future annual meetings of our stockholders for so long as Mr. Riley is a member of our Board of Directors; provided that the Riley Group is not otherwise specifically instructed by its client(s) to vote in another manner. The Riley Group also agreed to vote in favor of each proposal submitted by our Board of Directors at all further annual meetings of our stockholders for so long as Mr. Riley is a member of our Board of Directors; provided that Mr. Riley has voted in favor of such proposal as a member of our Board of Directors and the Riley Group is not otherwise specifically instructed by its client(s) to vote in another manner. In addition, the Riley Group has agreed to abide by certain standstill provisions, including an agreement not to acquire an aggregate beneficial ownership position of more than 13% of our outstanding common stock, until the earlier of the date of our 2010 annual meeting of stockholders or September 20, 2010.

As contemplated by the settlement agreement and release, we and the Riley Group filed a joint stipulation to dismiss with prejudice the shareholder derivative action filed by Riley Investment Management, LLC against our directors and officers and entered into a mutual release of claims. Pursuant to the stipulation, the court ordered that the shareholder derivative action filed by Riley Investment Management, LLC be dismissed with prejudice, with each party bearing its own costs and attorneys’ fees incurred in the action.

STOCKHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS

Our stockholders may communicate with our Board of Directors or any of our individual directors by submitting correspondence by mail to our corporate secretary at Transmeta Corporation, 2540 Mission College Boulevard, Santa Clara, California 95054. Our corporate secretary or his or her designee will review such correspondence and provide such correspondence or summaries thereof, as appropriate, to our Board of Directors. The Chair of the audit committee of our Board of Directors, and our corporate secretary or his or her designee, will handle correspondence relating to accounting, internal controls or auditing matters in accordance with our Policy Regarding Accounting Complaints and Concerns, which policy is available on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html. Please note that information on our website is not incorporated by reference in this proxy statement. Our Nominating and Corporate Governance Committee will periodically review our process for stockholders to communicate with our Board of Directors to ensure effective communications.

BOARD ATTENDANCE AT ANNUAL MEETINGS

We encourage the members of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether we should adopt a more formal policy regarding director attendance at annual meetings. In 2007, five of the seven members of our Board of Directors at that time attended our annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information about the beneficial ownership of each class of our capital stock as of July 31, 2008 by:

•	Each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	Each director and director nominee;

•	Each named executive officer; and

•	All directors and executive officers as a group.

The percentage of beneficial ownership of each class of our capital stock for the table is based on 12,166,025 shares of our common stock outstanding as of July 31, 2008. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our capital stock. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Transmeta Corporation, 2540 Mission College Boulevard, Santa Clara, California 95054.

Beneficial ownership is determined under the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of our capital stock over which the stockholder has sole or shared voting or investment power. It also includes shares of our capital stock that the stockholder has the right to acquire within 60 days after July 31, 2008, through the exercise of any option or warrant. However, the percentage ownership of the capital stock is based on the assumption, as required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our capital stock.

					Percentage of Class Beneficially
	Number of Shares Beneficially Owned (#)				Owned (%)(1)
			Total Common
		Options	Stock and Options	Series B	Common Stock and	Series B
	Common	Exercisable in	Exercisable in	Preferred	Options Exercisable in	Preferred
	Stock	60 Days	60 Days	Stock	60 Days	Stock

5% Stockholders:
Advanced Micro Devices, Inc.(2)	713,470		713,470	1,000,000	5.54%	100.00%
One AMD Place, Sunnyvale, CA 94088
Entities affiliated with Riley Investment Management LLC(3)	1,474,998		1,474,998		12.12%
11100 Santa Monica Blvd., Suite 810 Los Angeles, CA 90025
Officers, Directors and Director Nominees:
Bryant R. Riley(3)	1,474,998		1,474,998		12.12%
T. Peter Thomas(4)	583,415	14,625	598,040		4.91%
William P. Tai(5)	184,631	13,125	197,756		1.62%
Lester M. Crudele	—	132,358	132,358		1.08%
John O’Hara Horsley	176	128,555	128,731		1.05%
Murray A. Goldman	34,000	23,125	57,125		*
Sujan Jain	—	44,010	44,010		*
R. Hugh Barnes	7,566	23,125	30,691		*
Rick Timmins	—	15,875	15,875		*
Robert V. Dickinson	—	13,993	13,993		*
J. Michael Gullard	—	—	—		*
Dan Hillman	—	—	—		*
David R. Ditzel	—	—	—		*
Art Swift	—	—	—		*
Ralph Harms	—	—	—		*
Robert Bismuth	—	—	—		*
All current directors, director nominees and executive offices as a group (12 persons)	2,284,786	408,791	2,693,577		21.42%

*	Less than 1% ownership.

(1)	Percentage of shares beneficially owned is based on 12,166,025 shares of common stock and 1,000,000 shares of Series B Preferred Stock outstanding as of July 31, 2008.

(2)	As reported on Schedule 13G filed on July 13, 2007. The 1,000,000 shares of Series B Preferred Stock owned by Advanced Micro Devices, Inc. are convertible, at any time at the option of Advanced Micro Devices, Inc., into 713,470 shares of common stock.

(3)	As reported on Schedule 13D/A filed on July 15, 2008. Because Riley Investment Management LLC has sole voting and investment power over security holdings of Riley Investment Partners Master Fund, L.P.’s and certain managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC, and Mr. Riley may be deemed to have beneficial ownership of the 639,674 shares of common stock held by Riley Investment Partners Master Fund, L.P. and 132,829 shares held in managed accounts by its investment advisory clients. Riley Investment Management LLC has shared voting and dispositive power over 618,495 shares of common stock held in accounts of its investment advisory clients, 500,861 of which are held in accounts indirectly affiliated with Mr. Riley or Riley Investment Partners Master Fund, L.P. Includes 5,000 shares held by the B. Riley & Co. Retirement Trust, of which Mr. Riley is the trustee. Includes 29,000 shares held by B. Riley & Co., LLC over which Mr. Riley has sole voting and dispositive power. B. Riley & Co., LLC has shared voting and dispositive power over 50,000 shares of common stock held by managed accounts, with which it is indirectly affiliated.

Mr. Riley is the Chairman and sole indirect equity owner of B. Riley & Co., LLC. The address of the entities affiliated with Riley Investment Management Fund LLC is 11100 Santa Monica Boulevard, Suite 810, Los Angeles, CA 90025. Includes 117,634 shares held by an investment advisory account of Riley Investment Management LLC, with respect to which beneficial ownership is disclaimed.

(4)	Includes 7,581 shares held by Mr. Thomas that he may be deemed to own beneficially. Also includes 8,194 shares held by Institutional Venture Management VI, L.P, 378,485 shares held by Institutional Venture Partners VI, L.P. and 24,155 shares held by IVP Founders Fund I, L.P. T. Peter Thomas and seven other individuals are general partners of Institutional Venture Management VI, L.P., which is a general partner of each of Institutional Venture Partners VI, L.P. and IVP Founders Fund I, L.P. Also includes 1,333 shares held by Institutional Venture Management VII, L.P. and 64,667 shares held by Institutional Venture Partners VII, L.P. T. Peter Thomas, William P. Tai and eight other individuals are general partners of Institutional Venture Management VII, L.P., which is a general partner of Institutional Venture Partners VII, L.P. Also includes 97,500 shares held by Institutional Venture Partners VIII, L.P., 1,050 shares held by IVM Investment Fund VIII, LLC and 450 shares held by IVM Investment Fund VIII-A, LLC. T. Peter Thomas, William P. Tai and nine other individuals are general partners of Institutional Venture Management VIII, L.P., which is a general partner of Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. Each general partner disclaims beneficial ownership of the shares held by these funds except to the extent of his or her pecuniary interest in these shares. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025.

(5)	Includes 19,496 shares held by Mr. Tai. Also includes 165,000 shares held by entities affiliated with Institutional Venture Partners, as to which Mr. Tai shares voting and dispositive power. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025. Also includes 135 shares held of record by Steven Kay and Augustus Owen Tai, as trustee for the Beauchamp Tai Irrevocable Children’s Trust dated October 1, 2000.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth certain information, as of December 31, 2007, concerning securities authorized for issuance under all our equity compensation plans:

Number of Securities
Remaining Available
			Weighted-Average	for Future Issuance
	Number of Securities		Exercise Price	Under Equity
	to be Issued Upon		of Outstanding	Compensation Plans
	Exercise of Outstanding		Options and	(Excluding Securities
	Options and Rights		Rights	Reflected in Column (a)
	(#)		($)	(#)
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	1,892,868		19.02	2,045,055	(1)
Equity compensation plans not approved by security holders	4,500	(2)	190.00	205,363

Total	1,897,368		19.42	2,250,418

(1)	Includes 2,030,264 shares available for issuance under our 2000 Equity Incentive Plan, all of which may be issued as stock options, restricted stock or stock bonuses, and 14,791 shares available for issuance under our 2000 Employee Stock Purchase Plan.

(2)	Includes options to purchase 4,500 shares outstanding as of December 31, 2007 that were issued by us under non-plan options granted in 2000.

Transmeta Non-Plan Option Grants

Options granted to two individuals outside of any equity compensation plan adopted by us remained outstanding as of December 31, 2007 (“Non-Plan Options”). All of the Non-Plan Options were granted in 2000 and prior to our initial public offering in November 2000. The Non-Plan Options include (i) a Non-Plan Option held by T. Peter Thomas, a member of our Board of Directors, to purchase up to 1,500 shares of our common stock at an exercise price of $190 per share, and (ii) Non-Plan Options held by a retired former member of our Board of Directors to purchase an aggregate of 3,000 shares of our common stock at a weighted average exercise price of $190 per share. Such Non-Plan Option grants were made pursuant to the terms of a form Non-Plan Stock Option Agreement, with each such grant authorized by our Board of Directors or the Compensation Committee of our Board of Directors. The Non-Plan Option grants have not been approved by our stockholders.

All of the Non-Plan Options are non-qualified stock options and were issued with an exercise price equal to 100% of the fair market value of the corresponding shares of common stock on the date of such grant. Each of the Non-Plan Options held was fully vested as of December 31, 2007 and has a ten-year term expiring in 2010 on the anniversary its date of grant. The Non-Plan Options grant agreement provides for the payment of the exercise price by any of the following means: (1) in cash (by check); (2) by cancellation of indebtedness of Transmeta to the participant; (3) at the discretion of our Board of Directors, by surrender of shares of our common stock; (4) at the discretion of our Board of Directors, by tender of a full recourse promissory note; (5) by waiver of compensation due or accrued to the participant for services rendered; (6) through a “same day sale” commitment from the participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”); or (7) through a “margin” commitment from the participant and an NASD Dealer; or (8) by any combination of the foregoing.

In the event of a merger, consolidation, dissolution or liquidation of Transmeta, the sale of substantially all of our assets or any other similar corporate transaction, the successor corporation may assume or substitute for the Non-Plan Options. In the event such successor corporation refuses to assume, replace or substitute the Non-Plan Option, as provided above, then the Non-Plan Option will expire on such transaction at such time and on such conditions as our Board of Directors will determine.

EXECUTIVE OFFICERS

The following table presents the names, offices, and positions of each of our executive officers, as of August 25, 2008:

Name	Age	Position

Lester M. Crudele	59	President, Chief Executive Officer and Director
Daniel L. Hillman	61	Vice President of Engineering
John O’Hara Horsley	47	Executive Vice President, General Counsel and Secretary
Sujan Jain	36	Executive Vice President and Chief Financial Officer

Lester M. Crudele was appointed as our President and Chief Executive Officer in February 2007 and has served as a director of Transmeta since June 2005. From February 2006 to June 2006, Mr. Crudele served on an acting basis as President and Chief Operating Officer of Quickfilter Technologies, Inc., a privately held fabless semiconductor company and developer of mixed signal integrated circuits. From November 2000 to May 2004, Mr. Crudele served on the board of directors of Banderacom, a privately held InfiniBand semiconductor company, for which he also served as President and Chief Executive Officer from November 2000 to October 2002. From December 1999 to November 2000, Mr. Crudele served on the board of directors and as a management consultant for Quantum Effect Devices, or QED, a developer of high-performance embedded microprocessors, until QED was acquired by PMC-Sierra in 2000. From 1997 to 1999, Mr. Crudele was employed by Compaq Computer Corporation, a computer manufacturer, where he served as vice president and general manager of Compaq’s Workstation Products Division. Mr. Crudele began his career in 1972 at Motorola, Inc., a provider of integrated communications solutions and embedded electronic solutions, where he later served as chief architect for several Motorola MC 68000-series microprocessors and also served in a variety of management positions, most recently returning to Motorola in 1990 and serving as Vice President and General Manager of its RISC Microprocessor Division from 1991 to 1997. Mr. Crudele holds a B.S. in electrical engineering from Florida Atlantic University.

Daniel L. Hillman joined Transmeta in December 2007 as our Vice President of Engineering. Mr. Hillman served as Vice President of Engineering for MOSAID Technology, a licensor of semiconductor intellectual property, from October 2005 to April 2007. Mr. Hillman joined MOSAID as a result of MOSAID’s acquisition of Virtual Silicon Technology, a privately held supplier of semiconductor intellectual property, where Mr. Hillman served as Vice President of Engineering from February 2003 through its acquisition by MOSAID in October 2005. Before joining Virtual Silicon, Mr. Hillman served from April 2002 to December 2002 as Vice President of Engineering for inSilicon, a provider of communications semiconductor intellectual property, which was acquired by Synopsys in 2002. Mr. Hillman has also held various engineering management positions at Apple Computer, Synopsys and Nazomi Communications. Mr. Hillman holds a B.S. in electrical engineering from Purdue University.

John O’Hara Horsley has served as our General Counsel since joining Transmeta in July 2000, as Secretary since May 2002, and as Executive Vice President since October 2005. In addition, Mr. Horsley served as our Chief Financial Officer on an interim basis from June 2004 to September 2004. From November 1997 to July 2000, Mr. Horsley served at the Federal Trade Commission in appointed positions within the Bureau of Competition, most recently as Chief Counsel for Intellectual Property and Technology Matters. From October 1988 to October 1997, Mr. Horsley practiced law as an associate and partner with Pillsbury Madison & Sutro, where he specialized in litigation and strategic counseling in intellectual property, antitrust and securities law matters. Mr. Horsley holds a B.A. in Philosophy and a B.A. in English from the University of Utah and a J.D. from the University of California at Berkeley.

Sujan Jain joined Transmeta in August 2007 as our Chief Financial Officer and was appointed an Executive Vice President in April 2008. Mr. Jain worked from April 2004 to August 2007 at NanoAmp Solutions, Inc., a privately held provider of low-power memory solutions for the wireless and medical markets, where he most recently served as Chief Financial Officer and Secretary. From May 2002 to April 2004, Mr. Jain served as Chief Financial Officer of PhotonWorx, a privately held optical technology company. Before joining PhotonWorx, Mr. Jain held investment banking and operating roles at Lazard, J.P. Morgan Chase and Schlumberger. In addition, Mr. Jain has been an advisor to several publicly and privately held high-tech companies and has been an Entrepreneur-in-Residence at SRI International, previously Stanford Research Institute. Mr. Jain holds the U.S. equivalent of a B.S. degree in electronics and computer engineering from Delhi Institute of Technology in India and an M.B.A. degree in finance and management of organization from Columbia University. He is also a certified public accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Administration of Executive Compensation Program

The Compensation Committee of our Board of Directors makes decisions regarding executive compensation and stock option grants to executives. The Compensation Committee determines base salary levels and target bonuses for our executive officers. The Compensation Committee also supervises the administration of our equity compensation plans. The Compensation Committee approves all grants of stock options to executive officers, directors and each grant to other employees and consultants that exceeds 15,000 shares. The Compensation Committee has delegated to our Chief Executive Officer authority to approve any stock option grant to purchase up to 15,000 shares to employees and consultants who are not executive officers or members of our Board of Directors, subject to certain stock administration and other internal controls. Prior to December 11, 2007, our Chief Executive Officer had the authority to approve any stock option grant to purchase up to 3,750 shares to employees and consultants who are not executive officers or members of our Board of Directors. The Compensation Committee considered the effect of our one-for-20 reverse stock split in 2007 in increasing the authority of the Chief Executive Officer to grant stock options.

Since January 2007, the members of our Compensation Committee have included Messrs. Dickinson, Tai and Thomas, who is the committee chair. Mr. Gullard was appointed to the Compensation Committee in July 2008. In August 2008, Mr. Tai informed us that he will retire as a member of the Compensation Committee immediately prior to our 2008 Annual Meeting of Stockholders. Mr. Crudele served on the Compensation Committee as the committee chair until January 2007, when he was appointed as our President and Chief Executive Officer, at which time Messrs. Dickinson and Thomas were appointed as members of the Compensation Committee and Mr. Thomas was appointed the committee chair. Each of Messrs. Dickinson, Gullard, Tai and Thomas is an independent director as defined by the NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Although our Chief Executive Officer, Chief Financial Officer and General Counsel attend portions of some of the meetings of the Compensation Committee, they do not participate in deliberations that relate to their own compensation.

General Compensation Policy

In general, the Compensation Committee follows a “pay for performance” philosophy to compensate executive officers. The committee’s compensation philosophy for executive officers is to relate compensation directly to corporate performance, while providing a total compensation package that is competitive relative to companies of similar size and complexity within the industry and enables us to attract, motivate, reward and retain key executives and employees. Our compensation policy, which applies to executive officers and our other key employees, relates a portion of each individual’s total compensation to corporate objectives. Consistent with this policy, a designated portion of the compensation of our executive officers is contingent on achievement of corporate objectives that are approved by the Compensation Committee during each of the two semi-annual performance periods. Each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	Base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies (“Peer Group”) that are of comparable size to us and with which we compete for talent. For 2007, the Peer Group included Advanced Analogic Technologies, Inc., American Superconductor Corporation, Atheros Communications, Inc., California Micro Devices Corp., Cascade Microtech, Inc., Catapult Communications Corp., FARO Technologies, Inc., Integrated Silicon Solution, Inc., Microtune, Inc., MIPS Technologies, Inc., Monolithic Power Systems, Inc., Nanometrics, Inc., Optical Communications Products, Inc., Pericom Semiconductor Corp., PLX Technology, Inc., Rudolph Technologies, Inc., Sigma Designs, Inc., Supertex, Inc., Tessera Technologies, Inc., TranSwitch Corp., Virage Logic Corp., Volterra Semiconductor Corporation and Zygo Corp.

•	Variable performance awards tied to the achievement of corporate objectives that are approved by the Compensation Committee during each of the two semi-annual performance periods; and

•	Long-term equity incentives to strengthen the mutuality of interests between our executive officers and our stockholders.

The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, overall company performance and other considerations it deems relevant. In furtherance of this, the Compensation Committee reviews in-depth analysis conducted by management and external consultants. During 2007, the Compensation Committee engaged Radford Surveys + Consulting (“Radford”), an Aon Consulting Company, which is a human resources consulting firm, to assist the Compensation Committee in reviewing the compensation program for our executive officers. Radford does not perform any other services for us. Radford utilizes publicly available information from the companies in our Peer Group and executive compensation surveys including the Radford Executive Compensation Report, which is prepared by Radford, to assist the Compensation Committee in assessing the competitiveness and appropriateness of our compensation programs. The Compensation Committee set specific criteria for determining market rates by examining business of similar scope and complexity defined as other high-tech and semiconductor companies with an average $80 million in revenue. This reflected the current business model for the Company at the time of the analysis. The Compensation Committee reviews the information described above together with our Chief Executive Officer for each executive level position, but solely within the Compensation Committee with respect to the Chief Executive Officer’s total compensation. In addition, the Compensation Committee reviews each executive officer’s performance for the last year and objectives for the upcoming year, together with the executive officer’s responsibility level and our fiscal performance, as compared to the objectives for the last year and our performance targets for the upcoming year.

The Compensation Committee’s current intent is to perform at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other companies with which we compete for executives. The Compensation Committee reviews all forms of pay provided to our executive team including base pay levels, incentive plan design and target incentive as a percent of salary, equity grant levels including the Black-Scholes value of grants in addition to grants as a percent of company, and total dilution under the equity plan as measured by gross and net burn rate and equity grants outstanding. On behalf of the Compensation Committee, management provides the independent consultant pay information for each executive and access to our current plans, but management does not participate in the assessment process. The Compensation Committee and Chief Executive Officer review Radford’s findings and recommendations in support of the pay decisions taken by the Compensation Committee. The committee also examines the retention value of the equity plan by examining current vested and unvested value for the executives and other key contributors as part of a total value review of the plan. Together with the base salary, total cash and equity compensation, the committee is provided a total direct compensation review to ensure all of the plans are considered when determining the appropriateness of pay levels for the named executive officers.

Accounting and Tax Considerations

We account for equity compensation paid to our employees under the rules of SFAS No. 123(R), which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. With respect to equity compensation awards, while any gain recognized by employees from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option gain recognized by the optionee, such gain will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. Stock option grants made under our 2000 Equity Incentive Plan currently do not meet the requirements for performance-based grants as defined in Section 162(m) of the Internal Revenue Code, so they are subject to the $1,000,000 deduction limitation. In addition, variable performance awards under our management incentive plan and cash bonuses earned in 2007 do not qualify as performance-based compensation for purposes of the Internal Revenue Code Section 162(m). None of our executives were paid non-performance based compensation in 2007 in excess of the Internal Revenue Code Section 162(m) tax deduction limitation.

Base Salary

Salaries for executive officers for fiscal 2007 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at companies in our Peer Group.

To attract and retain talented officers, the Compensation Committee generally sets executive officers’ salaries at a level that is at or near the 50th percentile of salaries of executives with similar roles at comparable companies. In instances where an executive officer is uniquely key to our success, the Compensation Committee may provide compensation in excess of this percentile. The Committee established a 50th percentile pay level as a way to manage cash burn as well as to minimize the fixed compensation aspect of the plan. The Committee believes this allows for a greater focus on the Company’s pay for performance philosophy by managing fixed expenses to be below or just at market. During 2007, however, as part of our cash management strategy, the Compensation Committee set the base salaries of new executive officers below the 50th percentile of salaries of executives with similar roles at comparable peer companies and did not adjust the salaries of Messrs. Crudele and Horsley during the Compensation Committee’s annual review in June 2007.

As such, in August 2007 and December 2007, in connection with the appointments of Sujan Jain as our Chief Financial Officer and Daniel L. Hillman to the position of Vice President of Engineering, respectively, we entered into employment offer letters with them that provided them with starting annual base salaries of $225,000 and $205,000, respectively, which the Compensation Committee believed, based on market data, were the minimum cash compensation levels that would allow us to attract talented individuals such as Messrs. Jain and Hillman to these key positions with the Company.

Incentive Compensation

Our named executive officers are eligible to participate in the management incentive plan. In general, we award cash bonuses to our executive officers based upon the extent to which we achieve semi-annual corporate performance objectives, as determined by the Compensation Committee in its discretion, based on the overall operating plan that is approved by the Board. In making the semi-annual determination of these corporate performance objectives, the Compensation Committee generally considers the specific circumstances facing us, our expectations regarding company performance during the coming year and our strategic plan. The Compensation Committee also determines the targets and actual bonus payments. The current cash bonus incentive target for executive officers is 50% of the individual’s base compensation, or, in the case of the Chief Executive Officer, 75% of his base compensation. Performance is measured at the end of each semi-annual period. These target incentive opportunities are reviewed as part of the executive compensation review and were deemed by the Compensation Committee to be in line with industry practice and consistent with a pay for performance philosophy placing cash-at-risk tied to the achievement of specific corporate objectives.

In 2007, the Compensation Committee approved our corporate performance objectives and related bonuses on a semi-annual basis in accordance with the management incentive plan. Our corporate performance objectives for 2007 included the definition and implementation of a major corporate restructuring plan, completion of our obligations under our major commercial agreements with third parties including Sony and Microsoft, attraction of new capital investment sufficient to continue our restructured operations as a going concern, satisfaction of all requirements for the continued listing of our common stock on the Nasdaq Global Market, control of our expenses consistent with our restructuring plan, enforcement of our patent rights in litigation against Intel Corporation (“Intel”), achievement of technology development milestones, and strategic marketing goals and plans for developing new markets and our customer base.

Based upon management’s achievement of corporate performance objectives in 2007, the Compensation Committee approved management incentive bonuses for each eligible executive officer at 77% and 90% of the incentive bonus target for the first and second halves of 2007, respectively. In approving those incentive bonuses, the Compensation Committee considered, among other things, management’s progress in implementing our restructuring plan, completing our obligations under our major contracts, attracting new investment sufficient to continue our restructured operations as a going concern, satisfying requirements for the continued listing of our common stock on the Nasdaq Global Market, controlling expenses consistent with our restructuring plan, resolving successfully our patent litigation with Intel, achieving certain technology development milestones, and defining goals and plans for market and customer development.

To facilitate retention, payment of half, and in the case of our Chief Executive Officer, all, of the bonus earned in the first half of fiscal year 2007 was withheld until after the end of the fiscal year and was paid with the bonus earned in the second half of the year.

We have historically not paid any automatic or guaranteed bonuses to our executive officers. However, we have from time to time paid signing or retention bonuses in connection with our initial hiring or appointment of an executive officer, or a change in a person’s position and responsibilities with us. For example, in connection with the appointment of Mr. Crudele as Chief Executive Officer, we paid him a one-time, lump-sum cash bonus of $162,500.

Incentive Retention Agreement with John Horsley

In May 2006, the Compensation Committee of the Board of Directors began considering potential variable compensation arrangements to reward extraordinary achievements and to retain and incentivize key executives. As part of its process, the Compensation Committee obtained the advice and services of Radford, which was engaged by the Compensation Committee in October 2006 to, among other things, provide the Compensation Committee with data and information regarding incentive plans utilized by other companies, benchmarking executive compensation, and employee incentive compensation. Between May 2006 and February 2007, the Compensation Committee discussed potential terms for an incentive retention agreement with Mr. Horsley at seven separate meetings. Mr. Horsley was not present during any of these discussions. The Compensation Committee evaluated possible arrangements designed to retain Mr. Horsley and provide appropriate incentives in connection with his management and successful resolution of our litigation against Intel, especially in light of Mr. Horsley’s deep personal and institutional knowledge of the facts and strategies underlying our claims, his substantial professional expertise in litigating complex patent and intellectual property claims, his prior experience in litigating and resolving claims adverse to Intel, and his indispensible role in the litigation. The Compensation Committee determined that an arrangement providing Mr. Horsley with a potential incentive bonus contingent upon our actual recovery in the Intel litigation would meet these objectives, ensuring that his interests were fully aligned with those of the Company. The Compensation Committee, consulting with Radford on the structure of comparable incentive arrangements and data on incentive plans utilized by other companies in order to provide an incentive for key employees to remain with such companies and oversee the successful completion of corporate transactions, analyzed various approaches and considered the amount of contingent fees typically paid to outside counsel in similar litigation. The Compensation Committee analyzed data under various scenarios, including a straight percentage on potential amounts recovered and a percentage based on net recovery after expenses, modeled the payouts under each against a range of potential settlement values (including the possibility of no recovery by us), as well as the compensation arrangements that would be required to replace Mr. Horsley if he were to leave the Company, and concluded that the incentive arrangement ultimately entered into with Mr. Horsley best met our objectives and served our interests. The Compensation Committee also considered the retention value of Mr. Horsley’s equity holdings and the fact that 100% of the outstanding equity was materially underwater, creating retention concerns for the Company. The Compensation Committee decided to take the expenses incurred in the lawsuit into account in determining the final bonus amount in order to provide incentives to both maximize our recovery and control our litigation costs. Following negotiations between us and our outside legal counsel, on the one hand, and Mr. Horsley and his separate legal counsel, on the other hand, and after review and approval of the agreement by the Compensation Committee, we entered into the incentive retention agreement with Mr. Horsley on February 27, 2007.

Under the incentive retention agreement, we agreed to pay Mr. Horsley a bonus equal to one quarter of the excess, if any, of 25% of the present value of all net cash payments to be made to us as a direct result of the lawsuit with Intel minus the sum of all expenses incurred and ultimately paid by us in connection with that lawsuit, subject to further reduction to reflect the annual payments, if any, made to him during the pendency of the lawsuit, as described below. In addition, during the pendency of the lawsuit, we agreed to pay Mr. Horsley, contingent on his continued employment with us through the date of such payment, $250,000 at the end of each fiscal year (commencing with fiscal year 2007) as an advance payment creditable toward the incentive bonus. These annual payments were intended to be the fundamental element of Mr. Horsley’s annual target bonus compensation during the pendency of the lawsuit, although he was also eligible to continue to participate in our regular management incentive bonus program, in the discretion of the Compensation Committee and consistent with our applicable compensation policies, based upon his other management contributions to the Company. Based on the settlement agreement with Intel entered into on December 31, 2007 and the expenses we incurred in the litigation, the amount of Mr. Horsley’s cash bonus under the incentive retention agreement was $12,480,723.

Bonuses to Lester Crudele and Sujan Jain

On December 15, 2007, the Compensation Committee approved cash bonuses to Messrs. Crudele and Jain in the amounts of $1,000,000 and $200,000, respectively, in connection with our litigation settlement and licensing agreement with Intel. These bonuses to Messrs. Crudele and Jain were first discussed by our Board of Directors at a meeting held on October 30, 2007, and were discussed by the Compensation Committee at a meeting on December 15, 2007. Neither Mr. Crudele nor Mr. Jain was present during any of these discussions. The Compensation Committee determined that the bonus to Mr. Crudele was appropriate to reward him for his contributions to the resolution of the Intel litigation, including his role in helping to set and pursue case strategy, his participation in mediation and settlement negotiations, his role managing the Company during a time of uncertainty, and his successful efforts to close our securities offering in September 2007 (which, by providing needed working capital, improved our financial position and practical ability to achieve a successful resolution of our litigation with Intel). The Compensation Committee determined that the bonus to Mr. Jain was appropriate to reward him for his contributions to the resolution of the Intel litigation, including his role in managing the Company during a time of uncertainty, his successful efforts to close our securities offering in September 2007 (which, as noted above, improved our financial position and practical ability to achieve a successful resolution of the litigation), and his analysis toward maximizing our financial benefits under our definitive settlement agreement with Intel.

Stock Options

Stock options are an essential element of our executive compensation philosophy and package. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the options or shares to vest. Substantially all of our full-time employees are granted employee stock options.

The number of shares subject to each stock option granted to an executive officer is within the discretion of the Compensation Committee and is based on, among other things, anticipated future contribution and ability to impact corporate results or on consistency within the executive’s peer group. In determining the amount of equity granted to named executive officers, the Compensation Committee reviews the number of shares and the grant date fair value of equity grants within the competitive market and as reported in third party industry survey data as outlined above. The Compensation Committee also takes into account company objectives, external competitive circumstances and existing equity held by executives, in addition to each named executive officer’s performance and contribution during the fiscal year. The stock options are granted at a price that is equal to 100% of the fair market value of our common stock on the date of grant. The stock options typically vest over a four-year period, although from time to time we have granted options with vesting schedules of three years or less, as we did in 2005 and 2007. The Compensation Committee may also grant additional stock options to executives in connection with a significant change in responsibilities, to achieve equity within a peer group or for other reasons. In determining whether to grant additional stock options to an executive officer, the Compensation Committee takes into account the number of unvested options held by the executive officer. In the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. The Compensation Committee approved guidelines and the size of the equity pool to be used for new hires, performance and promotion grants annually proving management with guidance to administer the plan within these limits.

In connection with Mr. Crudele’s initial hiring and appointment as our President and Chief Executive Officer in February 2007, we agreed to grant him three stock options, each exercisable to purchase 50,000 shares of our common stock, at an exercise price of $13.40, $11.00 and $12.02 respectively, which were the market closing prices on the respective grant dates of these stock options on March 1, 2007, August 1, 2007 and November 9, 2007 respectively. These stock options will vest over a period of three years, with one-third of the total shares vesting on the one-year anniversary of Mr. Crudele’s employment start date and approximately 1/36th of the shares each month thereafter.

In connection with his initial hiring and appointment as our Chief Financial Officer in August 2007, Mr. Jain was granted an option to purchase 37,500 shares of our common stock. This option has an exercise price of $10.04 per share, which was the market closing price on the date of grant, and vests as to 25% of the shares on the one-year anniversary of Mr. Jain’s employment start date and as to 1/48th of the shares each month thereafter.

In connection with his initial hiring and appointment as our Vice President of Engineering in December 2007, Mr. Hillman was granted an option to purchase 125,000 shares of our common stock. This option has an exercise price of $13.36 per share, which was the market closing price on the date of grant, and vests as to 25% of the shares on the one-year anniversary of Mr. Hillman’s employment start date and as to 1/48th of the shares each month thereafter.

In December 2007, we granted stock options to purchase 150,000 shares, 125,000 shares and 150,000 shares of our common stock to Messrs. Crudele, Jain and Horsley, respectively. Each of these options has an exercise price of $13.36 per share, which was the market closing price on the date of grant, and vests as to 25% of the shares on August 22, 2008 and as to 1/48th of the shares each month thereafter.

In February 2008, we approved a grant to Mr. Crudele of a stock option to purchase 175,000 shares of our common stock. This option was granted on May 12, 2008, which was the second full trading day following the widespread public release by us of our first quarter 2008 financial results, and has an exercise price of $14.41 per share, which was the market closing price on the date of grant. This option will vest over four years, with the first 25% of the total option shares vesting on February 6, 2009 and 1/48th of the shares vesting each month thereafter.

In connection with the termination of the employment of Arthur L. Swift, our former President and Chief Executive Officer, in January 2007 and his entering into a consulting agreement with us, his options ceased vesting but remained exercisable until the termination of his consulting engagement with us. These options expired unexercised on December 31, 2007.

In connection with the termination of the employment of David R. Ditzel, our former Chief Technology Officer, in March 2007 and his entering into a consulting agreement with us, his options ceased vesting but remained exercisable until the termination of his consulting engagement with us. These options expired unexercised on May 15, 2008.

In connection with the termination of the employment of Robert Bismuth, our former Vice President of Strategic Alliances in June 2007 and his entering into a consulting agreement with us, his options ceased vesting but remained exercisable until the termination of his consulting engagement with us. These options expired unexercised on March 31, 2008.

Potential Payments on Severance and Change of Control Payments

In 2003, our Board of Directors adopted a retention and severance plan, which, as amended in 2004, provides severance benefits to our various executives in the event of our change of control. Under that plan, if the employment of a person in a position with our company referred to in the chart below is terminated not for “cause,” or that person resigns for “good reason,” within 12 months following our change of control, then (1) that person will be paid a lump sum cash severance payment as described in the chart below and (2) the vesting of that person’s options and restricted stock will accelerate as described in the chart below.

Position/Category	Lump Sum Cash Severance	Option and Restricted Stock Vesting

Chief Executive Officer	2 years base salary and 200% of target annual bonus for the year of termination of employment	full acceleration of vesting
Category 1 Person (as designated by our Board of Directors)	1 1/2 years base salary and 112.5% of target annual bonus for the year of termination of employment	2 years of additional vesting
Category 2 Person (as designated by our Board of Directors)	1 year base salary and 50% of target annual bonus for the year of termination of employment	1 year of additional vesting
Category 3 Person (as designated by our Board of Directors)	6 months base salary and 25% of target annual bonus for the year of termination of employment	1 year of additional vesting

For purposes of the retention and severance plan, “cause” means: (1) a good faith determination by our Board of Directors or our Chief Executive Officer that the person in question willfully failed to follow the lawful written directions of our Board of Directors or Chief Executive Officer, (2) engagement in gross misconduct which is materially detrimental to us, (3) willful and repeated failure or refusal to comply in any material respect to the proprietary information, inventions assignment and confidentiality agreement, or any other of our policies applicable to the person in question where non-compliance would be materially detrimental to us, or (4) conviction of, or plea of guilty to, a felony that our Board of Directors or Chief Executive Officer reasonably believes would reflect adversely on us. For purposes of the retention and severance plan, “good reason” includes: (1) a significant diminution in the nature or scope of the authority, title, function or duties of the person in question from that person’s authority, title, function or duties in effect immediately preceding the change of control, (2) a reduction in the person’s base salary or target annual bonus or commission opportunity in effect immediately preceding the change of control, (3) a requirement that the person be based at any office or location more than fifty miles from the office where the person was employed immediately preceding the change of control, or (4) any material breach by us of the terms of the person’s employment offer letter or agreement with us, or of the retention and severance plan.

Upon Mr. Crudele’s appointment as our Chief Executive Officer, he became eligible to participate in the retention and severance plan as the Chief Executive Officer. In addition, we agreed to pay him the equivalent one year of his base salary and 100% of his target annual bonus and to accelerate the vesting of his stock options such that they collectively will be exercisable for 50,000 shares in the event that he was terminated by us without cause prior to the one-year anniversary of his employment start date and he signs a release. The aforementioned one-year guarantee as described in the preceding sentence is no longer in effect as a result of Mr. Crudele reaching his one-year anniversary as our Chief Executive Officer on January 31, 2008.

Each of Messrs. Jain, Horsley and Hillman participates in our executive retention and severance plan as a Category 1 Person. In addition, we agreed to pay Mr. Jain the equivalent of six months of his base salary in the event that he is terminated by us without cause prior to the one-year anniversary of his employment start date and he signs a release. The aforementioned one-year guarantee as described in the preceding sentence is no longer in effect as a result of Mr. Jain reaching his one-year anniversary on August 19, 2008.

Prior to the termination of their employment with us, Mr. Swift participated in the retention and severance plan as the Chief Executive Officer and each of Messrs. Ditzel, Harms and Bismuth participated in the retention and severance plan as a Category 1 Person.

If a change of control and termination of employment had occurred as of December 31, 2007, we estimate that the value of the benefits to our named executive officers under the retention and severance plan and other severance arrangements described above would have been as follows:

	Severance Not in Connection		Severance Following
	with a Change of Control		Change in Control
	Lump Sum		Lump Sum
	Cash	Accelerated Vesting	Cash		Accelerated Vesting
	Severance	of Options	Severance		of Options
Name and Position	($)(1)	($)(2)	($)(3)		($)(2)

Lester M. Crudele President and Chief Executive Officer	568,750 (4)	76,000 (6)	1,137,500	(7)	273,000	(9)
Sujan Jain Executive Vice President and Chief Financial Officer	112,500 (5)		464,063	(8)	173,250	(10)
John O’Hara Horsley Executive Vice President, General Counsel and Secretary	—		579,356	(8)	45,000	(10)
Daniel L. Hillman Vice President of Engineering	—		422,813	(8)	37,500	(10)
Arthur L. Swift Former President and Chief Executive Officer	431,402		—		—
Ralph J. Harms Former Chief Financial Officer	43,699		—		—
David R. Ditzel Former Chief Technology Officer	215,319		—		—
Robert Bismuth Former Vice President of Strategic Alliances	117,522		—		—

(1)	With respect to Messrs. Crudele and Jain, amounts in this column represent cash severance payable had they been involuntary terminated during their first year of employment. With respect to Messrs. Swift, Harms, Ditzel and Bismuth, amounts in this column represent actual severance payments in connection with their employment terminations.

(2)	Accelerated vesting of stock option amounts was determined by measuring the difference between the closing price of the common stock as of December 31, 2007 and the exercise price of the accelerated portion of the named executive officer’s unvested stock options.

(3)	Based on salaries as of December 31, 2007.

(4)	Mr. Crudele would receive one year base salary and 100% of target annual bonus for involuntary termination during his first year of employment.

(5)	Mr. Jain would receive six months of base salary for involuntary termination by us without cause during his first year of employment.

(6)	Mr. Crudele would receive acceleration in vesting of his stock options such that they collectively would be exercisable for 50,000 shares for involuntary termination during his first year of employment.

(7)	Mr. Crudele would receive two years base salary and 200% of target annual bonus for the year of termination of employment.

(8)	Represents one and one-half years base salary and 112.5% of target annual bonus for the named executive officer.

(9)	Represents full acceleration in vesting for stock options granted to Mr. Crudele.

(10)	Represents two years of additional vesting for stock options granted to the named executive officer.

Our Board of Directors determined to adopt the retention and severance plan in order to mitigate some of the risk that exists for executives working in a dynamic technology company, an environment where there is a meaningful likelihood that we may be acquired. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these executive officers may not be required by the acquirer.

In connection with the termination of Mr. Swift’s employment in January 2007, we entered into a separation agreement with Mr. Swift, pursuant to which we paid him a lump sum severance of $420,000 in 2007. We also paid Mr. Swift’s health insurance coverage until January 31, 2008. In addition, we and Mr. Swift agreed to a mutual release of claims. We and Mr. Swift also entered into a consulting agreement that outlined the terms of his engagement to provide certain consulting services relating to sales, marketing and the development of business opportunities for us following the termination of his employment with us until December 31, 2007, unless earlier terminated by either us or Mr. Swift at any time for any reason after August 30, 2007 with 30 days notice. The consulting agreement with Mr. Swift was terminated on December 31, 2007 and we paid no consulting fees to Mr. Swift. In addition, the consulting agreement provided that all employee stock options that we previously granted to Mr. Swift ceased vesting as of January 31, 2007, but remained exercisable until 90 days following the termination of this consulting agreement. These options expired unexercised on December 31, 2007.

In connection with the termination of Mr. Ditzel’s employment in June 2007, we entered into a separation agreement with Mr. Ditzel, pursuant to which we paid him severance of $160,000 in 2007 and $50,000 in July 2008, subject to Mr. Ditzel’s continued compliance with the covenants set out in the agreement. We also paid Mr. Ditzel’s group health benefits until September 30, 2007. Pursuant to that separation agreement, Mr. Ditzel retired from and resigned his position as a member of our Board of Directors effective June 15, 2007. We and Mr. Ditzel also agreed to a mutual release of claims. We also entered into a consulting agreement with Mr. Ditzel providing for Mr. Ditzel to perform certain consulting services relating to technology licensing and the development of business opportunities for licensing our technologies after the termination of Mr. Ditzel’s employment with us and until June 30, 2008, unless earlier terminated by either us or Mr. Ditzel at any time for any reason with 30 days notice. The consulting agreement with Mr. Ditzel was terminated on February 15, 2008 and we paid no consulting fees to Mr. Ditzel. In addition, the consulting agreement with Mr. Ditzel provided that all employee stock options that we previously granted to Mr. Ditzel ceased vesting as of June 15, 2007, but remained exercisable until 90 days following the termination of this consulting agreement. These options expired unexercised on May 15, 2008.

In connection with the termination of Mr. Bismuth’s employment in June 2007, we entered into a separation agreement with Mr. Bismuth, pursuant to which we paid him severance of $111,825 in 2007. We also paid Mr. Bismuth’s group health benefits until December 31, 2007. We and Mr. Bismuth agreed to a mutual release of claims. We also entered into a consulting agreement with Mr. Bismuth providing for Mr. Bismuth to perform certain consulting services relating to development of business opportunities for licensing our technologies after the termination of Mr. Bismuth’s employment with us and until June 30, 2008, unless earlier terminated by either us or Mr. Bismuth at any time for any reason with 30 days notice. The consulting agreement with Mr. Bismuth terminated on December 31, 2007 and we have paid no consulting fees to Mr. Bismuth. In addition, the consulting agreement with Mr. Bismuth provided that all employee stock options that we previously granted to Mr. Bismuth ceased vesting as of June 29, 2007, but remained exercisable until 90 days following the termination of Mr. Bismuth’s consulting agreement. These options expired unexercised on March 31, 2008.

In connection with the termination of Mr. Harms’ employment in August 2007, we entered into a separation agreement with Mr. Harms, pursuant to which we paid him severance payment of $41,667. We also paid Mr. Harms’ group health benefits until October 31, 2007. We and Mr. Harms agreed to a mutual release of claims.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. There were no special benefits or perquisites provided to any executive officer in 2007.

In connection with Mr. Crudele’s appointment as our President and Chief Executive Officer in February 2007, we agreed to reimburse him for the reasonable expenses incurred by him for relocating his primary residence to the San Francisco Bay Area and to provide him a housing allowance to pay for interim rental housing expenses during 2007 in an amount not to exceed $50,000. For 2007, Mr. Crudele incurred a housing allowance of $43,018 and travel expenses of $25,413. In addition, the Compensation Committee approved an income tax gross up related to these payments of $57,709.

Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to in 2007 to each person who served as our principal executive officer during the 2007 year, each person who served as our principal financial officer during the 2007 year, our other most highly compensated executive officers who served as an executive officer at the end of December 31, 2007, and our two additional other most highly compensated executive officers who did not serve as an executive officer at the end of December 31, 2007. Besides Messrs. Crudele, Jain and Horsley, none of our executive officers who served as such at the end of December 31, 2007 received total compensation in excess of $100,000 during 2007. We refer to the seven executive officers identified in this table as our named executive officers.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Title	Year	($)(1)	($)(2)	Awards ($)	($)(3)	($)(4)	($)	($)(5)	($)

Lester M. Crudele(6) President and Chief Executive Officer	2007	312,689	1,162,500		290,791	203,125	—	128,209	2,097,315
Art L. Swift(7)	2007	44,546			79,528	—		431,468	555,542
Former President & Chief Executive Officer	2006	325,000	—	—	114,848	93,351	—	787	533,987
Sujan Jain(8) Executive Vice President and Chief Financial Officer	2007	82,813	200,000	—	35,278	37,099	—	—	355,190
Ralph J. Harms(9)	2007	175,582	—	—	115,285	23,958		44,817	359,642
Former Chief Financial Officer	2006	108,901	—	—	75,558	29,165	—	629	214,253
John O’Hara Horsley	2007	280,900	—	—	165,637	12,597,765	—	669	13,044,971
Executive Vice President, General Counsel and Secretary	2006	280,900	—	—	42,178	84,422	—	669	408,168
David R. Ditzel(10)	2007	172,827	—	—	44,082	—	—	215,852	432,761
Former Chief Technology Officer	2006	313,500	1,000	—	43,011	93,153	—	3,258	453,922
Robert Bismuth(11)	2007	131,072	37,275	—	57,224	—	—	118,212	343,783
Former Vice President of Strategic Alliances	2006	220,988	—	—	95,245	60,299	—	772	377,304

(1)	The amounts in this column include any salary contributed by the named executive officer to our 401(k) plan and payments in respect of accrued vacation, holidays and sick days.

(2)	The amounts in this column include the following: (a) with respect to Messrs. Crudele and Jain bonuses in the amounts of $1,000,000 and $200,000, respectively, as approved by the Compensation Committee in connection with our litigation settlement and licensing agreement with Intel; (b) with respect to Mr. Crudele, a one-time lump-sum hiring bonus of $162,500; (c) with respect to Mr. Ditzel, a patent bonus of $1,000; and (d) with respect to Mr. Bismuth, as a result of restructuring, a retention bonus was awarded for continued service in the amount of $37,275.

(3)	This column represents the dollar amounts recognized for financial statement reporting purposes in accordance with SFAS 123(R) in fiscal years 2007 and 2006 in connection with stock options granted in those years and in prior fiscal years. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions, refer to Note 2 of the Notes to the Consolidated Financial Statements our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2007, refer to the note on Other Stock-Related Information for the Annual Reports on Form 10-K for the respective year-end. See the 2007 Grants of Plan-Based Awards table for information on options granted in 2007. These amounts reflect our accounting expense disregarding the estimate of forfeitures and do not correspond to the actual value that may be realized by the named executive officers.

(4)	The amounts in this column include the bonus earned for services rendered in fiscal years 2007 and 2006 under our management incentive plan. The amounts in this column also include, with respect to Mr. Horsley, his incentive retention bonus of $12,480,723 under the incentive retention agreement entered into on February 27, 2007.

(5)	The amounts in this column includes the following: (a) with respect to Mr. Crudele, a housing allowance of $43,018, travel expenses of $25,413, income tax gross up of $57,709 and insurance premiums on life insurance coverage in excess of $50,000; (b) with respect to Mr. Swift, severance payment of $431,402 including $11,402 of post-termination health benefits and insurance premiums on life insurance coverage in excess of $50,000; (c) with respect to Mr. Harms, severance payment of $43,699 including $2,032 of post-termination health benefits and insurance premiums on life insurance coverage in excess of $50,000; (d) with respect to Mr. Horsley, insurance premiums on life insurance coverage in excess of $50,000; (e) with respect to Mr. Ditzel, severance payment of $215,319 including $5,319 of post-termination health benefits and insurance premiums on life insurance coverage in excess of $50,000, and a travel-related payment of $2,500; and (f) with respect to Mr. Bismuth, severance payment of $117,522 including $5,697 of post-termination health benefits and insurance premiums on life insurance coverage in excess of $50,000.

(6)	Mr. Crudele was appointed as our President and Chief Executive Officer effective February 1, 2007.

(7)	Mr. Swift’s employment with us as our President and Chief Executive Officer terminated on January 31, 2007. Mr. Swift forfeited options representing 60,680 shares of common stock that were unvested at the time his employment with us was terminated.

(8)	Mr. Jain was appointed as our Chief Financial Officer effective August 20, 2007 and as an Executive Vice President effective April 3, 2008.

(9)	Mr. Harms’ employment with us as our Chief Financial Officer terminated on August 20, 2007. Mr. Harms forfeited options representing 27,346 shares of common stock that were unvested at the time his employment with us was terminated.

(10)	Mr. Ditzel’s employment with us as our Chief Technology Officer terminated on March 31, 2007. Mr. Ditzel forfeited options representing 16,855 shares of common stock that were unvested at the time his employment with us was terminated.

(11)	Mr. Bismuth’s employment with us as our Vice President of Strategic Alliances terminated on June 29, 2007. Mr. Bismuth forfeited options representing 12,202 shares of common stock that were unvested at the time his employment with us was terminated.

2007 Grants of Plan-Based Awards

The following table provides information with regard to awards made in 2007, and include estimated possible payouts under our non-equity incentive plans for fiscal year 2007 and with regard to each stock option granted to a named executive officer during 2007.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
		Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	of Stock
		Plan Awards(1)			Plan Awards			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)(2)	($/Share)	($)(3)

Lester M. Crudele	12/17/2007	—	—	—	—	—	—	—	150,000	13.36	1,435,035
	11/9/2007	—	—	—	—	—	—	—	50,000	12.02	430,365
	8/1/2007	—	—	—	—	—	—	—	50,000	11.00	366,215
	3/1/2007	—	—	—	—	—	—	—	50,000	13.40	435,600
		195,000	243,750	292,500	—	—	—	—	—	—	—
Arthur L. Swift(4)	—	195,000	243,750	292,500	—	—	—	—	—	—	—
Sujan Jain	12/17/2007	—	—	—	—	—	—	—	125,000	13.36	1,195,862
	8/20/2007	—	—	—	—	—	—	—	37,500	10.04	250,691
		32,977	41,221	49,465	—	—	—	—	—	—	—
Ralph J. Harms(4)	—	100,000	125,000	150,000	—	—	—	—	—	—	—
John O’Hara Horsley	12/17/2007	—	—	—	—	—	—	—	150,000	13.36	1,435,035
		112,360	140,450	168,540	—	—	—	—	—	—	—
		—	12,480,723 (5)	—
David R. Ditzel(4)	—	125,400	156,750	188,100	—	—	—	—	—	—	—
Robert Bismuth(4)	—	89,460	111,825	134,190	—	—	—	—	—	—	—

(1)	The amounts show estimated possible payouts under our management incentive plan for fiscal year 2007 based on certain assumptions about the achievement of company performance objectives and with respect to Mr. Horsley, his incentive retention bonus under the incentive retention agreement entered into on February 27, 2007. The actual bonuses award to the named executive officers for fiscal year 2007 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The threshold amount under the management incentive plan is 80% of the target amount and the maximum amount is 120% of the target amount.

(2)	Represents stock options granted in connection with the hiring of Messrs. Crudele and Jain. In addition, plan based stock options for fiscal 2007 were granted on December 17, 2007. Each of the option granted on December 17, 2007 vests with respect to 1/4th of the shares underlying that option on the one year anniversary of the grant date and with respect to 1/48th of the shares underlying that option each month thereafter until fully vested. Each of the options granted to Mr. Crudele on November 9, 2007, August 1, 2007 and March 1, 2007 vests with respect to 1/3rd of the shares underlying that option on the one year anniversary of Mr. Crudele’s employment commencement date and with respect to 1/36th of the shares underlying that option each month thereafter until fully vested. The option granted to Mr. Jain on August 20, 2007 vests with respect to 1/4th of the shares underlying that option on the one year anniversary of Mr. Jain’s employment commencement date and with respect to 1/48th of the shares underlying that option each month thereafter until fully vested. The vesting of all of these options may also be accelerated under certain circumstances as described above in “Severance and Change of Control Payments.”

(3)	Represents the full grant date fair value calculated in accordance with SFAS 123(R) of each option granted to a named executive officer in 2007. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the named executive officer) or that the value on exercise will equal the SFAS 123(R) grant date fair value. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option to the optionee will depend on the market value of our common stock at such date in the future when the option is exercised.

(4)	The employment of each of these named executive officers was terminated in 2007. The amounts shown on this table for each of these named executive officers represent the possible payouts under our management incentive plan for fiscal 2007 had these named executive officers been employed by us through the end of 2007.

(5)	Mr. Horsley earned an incentive retention bonus of $12,480,723 under his incentive retention agreement entered into on February 27, 2007. Pursuant to this agreement, we agreed to pay Mr. Horsley a bonus equal to one quarter of the excess, if any, of 25% of the present value of all cash payments to be made to us as a direct result of the lawsuit with Intel minus the sum of all expenses incurred and ultimately paid by us in connection with that lawsuit.

Outstanding Equity Awards at December 31, 2007

The following table provides information regarding each unexercised stock option held by each of our named executive officers as of December 31, 2007.

	Option Awards
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Exercisable	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Lester M. Crudele	8,325	1,675	—	14.40	6/7/2015	(1)
	773	343	—	24.60	11/17/2015	(1)
	1,243	1,257	—	29.60	6/1/2016	(1)
	—	50,000	—	13.40	2/28/2017	(2)
	—	50,000	—	11.00	7/31/2017	(2)
	—	50,000	—	12.02	11/8/2017	(2)
	—	150,000	—	13.36	12/16/2017	(3)
Arthur L. Swift(4)	—	—	—	—	—
Sujan Jain	—	37,500	—	10.04	8/19/2017	(5)
	—	125,000	—	13.36	12/16/2017	(3)
Ralph J. Harms	—	—	—	—	—
John O’Hara Horsley	6,000	—	—	120.00	7/19/2010	(6)
	4,000	—	—	165.00	9/11/2010	(6)
	1,750	—	—	62.20	7/25/2011	(6)
	13,250	—	—	47.00	8/27/2011	(6)
	9,000	—	—	49.20	4/14/2012	(6)
	11,000	—	—	21.00	11/12/2012	(6)
	8,000	—	—	31.40	5/29/2013	(6)
	6,250	—	—	43.00	5/26/2014	(6)
	18,643	3,007	—	15.00	5/8/2015	(7)
	4,686	7,814	—	29.60	6/1/2016	(8)
	—	150,000	—	13.36	12/16/2017	(3)
David R. Ditzel(9)	12,500	—	—	62.20	7/25/2011	(6)
	12,001	—	—	49.20	4/14/2012	(6)
	6,500	—	—	21.00	11/12/2012	(6)
	5,000	—	—	31.40	5/29/2013	(6)
	5,000	—	—	43.00	5/26//2014	(6)
	14,432	—	—	15.00	5/8/2015	(10)
	2,863	—	—	29.60	6/1/2016	(10)
Robert Bismuth(11)	5,000	—	—	68.00	11/20/2013	(6)
	2,500	—	—	43.00	5/26/2014	(6)
	1,757	—	—	24.20	9/16/2014	(10)
	6,666	—	—	15.00	5/8/2015	(10)
	2,500	—	—	29.60	6/1/2016	(10)

(1)	Each of these options vests with respect to 1/3rd of the shares on one year anniversary of the grant date and with respect to 1/36th of the shares each month thereafter until fully vested.

(2)	Each of these options vests with respect to 1/3rd of the shares on one year anniversary of Mr. Crudele’s employment commencement date and with respect to 1/36th of the shares each month thereafter until fully vested.

(3)	Each of these options vests with respect to 1/4th of the shares on August 22, 2008 and with respect to 1/48th of the shares each month thereafter until fully vested.

(4)	The exercise period for each of the options held by Mr. Swift was extended to December 31, 2007.

(5)	Each of these options vests with respect to 1/4th of the shares on one year anniversary of Mr. Jain’s employment commencement date and with respect to 1/48th of the shares each month thereafter until fully vested.

(6)	Each of these options is fully vested as of December 31, 2007.

(7)	Each of these options vests with respect to 1/6th of the shares six months from the grant date and with respect to 1/36ths of the shares each month thereafter until vested.

(8)	Each of these options vests with respect to 1/36th of the shares each month starting one month after the grant date until fully vested.

(9)	The exercise period for each of the options held by Mr. Ditzel was extended to May 15, 2008 and the options expired unexercised on May 15, 2008.

(10)	The unvested portion of each of these options was cancelled upon the employment termination of the holder of that option.

(11)	The exercise period for each of the options held by Mr. Bismuth was extended to March 31, 2008 and the options expired unexercised on March 31, 2008.

2007 Option Exercises

There were no exercises of options by named executive officers during 2007.

Nonqualified Deferred Compensation

Currently, we have no deferred compensation plan for our executive officers.

Compensation Committee Report

The material in the following Compensation Committee Report shall not be deemed to be (i) “soliciting material”, (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The Compensation Committee Report shall not be deemed incorporated by reference into any of our other filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate the report by reference into such filing.

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Members:

T. Peter Thomas
Robert V. Dickinson
J. Michael Gullard
William P. Tai

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board of Directors currently consists of Messrs. Dickinson, Gullard, Tai and Thomas, who is the committee chair, none of whom has any interlocking relationships as defined by the SEC. Mr. Crudele served on the Compensation Committee as the committee chair until January 2007, when he was appointed as our President and Chief Executive Officer, at which time Messrs. Dickinson and Thomas were appointed as members of the Compensation Committee and Mr. Thomas was appointed as the committee chair. Mr. Gullard was appointed as a member of the Compensation Committee in July 2008. The Compensation Committee makes decisions regarding the long-term strategy of employee compensation, the types of stock and other compensation plans to be used by the Company, and executive compensation and stock option grants to executives. Our Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the rules of the NASDAQ Stock Market, a non-employee director within the meaning of Section 16 of the Securities Exchange Act, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code. In addition, none of our executive officers serves as a member of the board of directors or Compensation Committee of any company that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPANY STOCK PRICE PERFORMANCE

The stock price performance graph below is required by the SEC. It shall not be deemed filed with the SEC or incorporated by reference by any general statement incorporating this Report by reference into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference.

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the NASDAQ Composite Index and the RDG Semiconductor Composite Index over the same period. The graph assumes that $100 was invested in our common stock, the NASDAQ Composite Index and the RDG Semiconductor Composite Index on December 31, 2002, and calculates the annual return through December 31, 2007, and assumes the reinvestment of dividends, if any. The stock price performance shown in the graph below is based on historical data and does not necessarily indicate future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
Among Transmeta Corporation, The NASDAQ Composite Index
And The RDG Semiconductor Composite Index

*	$100 invested on December 31, 2002 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Burr, Pilger & Mayer LLP as our independent registered public accounting firm to audit our financial statements for the current fiscal year. Representatives of the firm of Burr, Pilger & Mayer LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Ratification by our stockholders of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm is not required by applicable law, our Certificate of Incorporation, our bylaws or otherwise. However, our Board of Directors is submitting the selection by our Audit Committee of Burr, Pilger & Mayer LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify this selection, our Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Transmeta and its stockholders.

The aggregate fees billed by Burr, Pilger & Mayer LLP, our independent registered public accounting firm, for professional services provided for fiscal years ended December 31, 2007 and December 31, 2006, respectively, were as follows:

	2007	2006

Audit Fees	$822,755	$842,275
Audit-Related Fees	17,640	4,250
Tax Fees	—	—
All Other Fees	—	—

Audit Fees.  Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements and services that are normally provided by Burr, Pilger & Mayer LLP in connection with statutory and regulatory filings or engagements and fees for the audit of our internal control over financial reporting as of December 31, 2007 and December 31, 2006, respectively, in accordance with Section 404 of the Sarbanes Oxley Act of 2002.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees.  Consists of fees for products and services other than the services reported above

Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Section 10A(i)(1) of the Securities Exchange Act requires that all audit and non-audit services to be performed by our principal accountants be approved in advance by our Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than 5% of the total fees paid to our principal accountants that are subsequently ratified by our Audit Committee. Pursuant to Section 10A(i)(1) of the Securities Exchange Act, our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the services described above respecting Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by our Audit Committee pursuant to the pre-approval policy.

Our Board of Directors recommends a vote FOR the ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year 2008.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Transmeta’s audited financial statements for fiscal year 2007. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

The Audit Committee’s purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements, by monitoring the periodic reviews and audits of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent registered public accounting firm and our financial and senior management; appointing and reviewing, and evaluating the independence and performance of, our independent registered public accounting firm; and facilitating communication among our independent registered public accounting firm and our financial and senior management. The Audit Committee is composed of three independent non-employee directors. The current members of the Audit Committee are Messrs. Barnes, Dickinson and Timmins, who is the committee chair. The committee operates under a charter that is posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm, Burr, Pilger & Mayer LLP, was responsible for performing an independent audit of our fiscal 2007 consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee discusses with our independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our accounting principles.

In performing its oversight role, the Audit Committee considered and discussed the audited financial statements with management and the independent registered public accounting firm. The committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining the registered public accounting firms’ independence and has discussed with the independent registered public accounting firm the registered public accounting firms’ independence. Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to below and in its charter, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year 2007. The Audit Committee recommended the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm to audit our financial statements for fiscal year 2008.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Burr, Pilger & Mayer LLP is in fact “independent” as required by the rules of The NASDAQ Stock Market.

AUDIT COMMITTEE:

R. Hugh Barnes
Robert V. Dickinson
Rick Timmins

RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Transactions with Related Persons

The Audit Committee of our Board of Directors is responsible for reviewing and approving all related party transactions, either in advance or when we become aware of a related person transaction that was not approved in advance. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, the Nominating and Corporate Governance Committee of our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in the rules of The NASDAQ Stock Market and reviews and discusses any relationships with directors that would potentially interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Transactions with Related Persons

Other than the compensation arrangements described in “Director Compensation,” “Executive Compensation” and “Employment Contracts, Termination of Employment and Change in Control Arrangements” and the transactions described below, since January 1, 2007, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party to which the amount involved exceeds $120,000 and in which any executive officer, director or beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

Settlement Agreement and Release

In July 2008, we entered into a settlement agreement and release with the Riley Group, a beneficial owner of more than 5% of our common stock, whereby we and the Riley Group filed a joint stipulation to dismiss with prejudice the shareholder derivative action filed by Riley Investment Management, LLC against our directors and officers and entered into a mutual release of claims. Pursuant to the stipulation, the court entered an order dismissing the shareholder derivative action filed by Riley Investment Management, LLC with prejudice, with each party bearing its own costs and attorneys’ fees incurred in the action.

In addition, we agreed to elect J. Michael Gullard to our Board of Directors in July 2008 and to nominate Bryant R. Riley for election to our Board of Directors at our 2008 annual meeting of stockholders. The Riley Group agreed to withdraw its letter nominating an opposition slate of directors for election to our Board of Directors, to terminate its opposition proxy solicitation and to vote in favor of our Board of Directors’ slate of nominees for election to our Board of Directors at the meeting and at all future annual meetings of our stockholders for so long as Mr. Riley is a member of our Board of Directors; provided that the Riley Group is not otherwise specifically instructed by its client(s) to vote in another manner. The Riley Group also agreed to vote in favor of each proposal submitted by our Board of Directors at all future annual meetings of our stockholders for so long as Mr. Riley is a member of our Board of Directors; provided that Mr. Riley has voted in favor of such proposal as a member of our Board of Directors and the Riley Group is not otherwise specifically instructed by its client(s) to vote in another manner. The Riley Group has also agreed to abide by certain standstill provisions, including an agreement not to acquire an aggregate beneficial ownership position of more than 13% of our outstanding common stock, until the earlier of the date of our 2010 annual meeting of stockholders or September 20, 2010.

Indemnification of Officers and Directors

Our Certificate of Incorporation limits the liability of our directors for monetary damages arising from breach of their fiduciary duties as directors, except to the extent otherwise required by the Delaware law, and our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. In addition, since January 1, 2007, we have entered into our standard form indemnification agreement with Sujan Jain, our Executive Vice President and Chief Financial Officer; Daniel L. Hillman, our Vice President of Engineering; and J. Michael Gullard, a non-employee member of the Board of Directors. These agreements provide for the indemnification of the Company’s directors and officers for all expenses and liabilities incurred in connection with any action or proceeding brought against him by reason of the fact that he is or was an agent of Transmeta.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2009 annual meeting of stockholders must be received at our principal executive offices no later than April 27, 2009 in order to be included in our proxy statement and form of proxy relating to that meeting. The date by which any such proposals must be submitted to us may be earlier if our 2009 annual meeting of stockholders is held before August 19, 2009, in which case proposals must be submitted to us a reasonable time before we begin to print and mail the proxy materials for our 2009 annual meeting of stockholders. Stockholders wishing to bring a proposal before our 2009 annual meeting of stockholders (but not include the proposal in our proxy materials) must provide written notice of the proposal to the Secretary of Transmeta at our principal executive offices on or after June 5, 2009 and on or before August 6, 2009. As described below, the date by which any such proposals must be submitted to us may be earlier if our 2009 annual meeting of stockholders is held before August 19, 2009. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Transmeta at our principal executive offices no less than 75 days and no more than 105 days before the first anniversary of the 2009 annual meeting. If the annual meeting in 2009 is more than 30 days before or more than 60 days after the first anniversary of the 2009 annual meeting, then stockholders must give us notice of any proposal no less than 75 days before the meeting or 10 days after we publicly announce the date of the meeting and no more than 105 days before the meeting. The stockholder’s notice must specify, as to each proposed matter: (a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our capital stock owned by the stockholder, beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the matter of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us upon request. Our bylaws are also on file with the SEC. The proxy holders will vote all proxies received for the annual meeting in 2008 according to their judgment on all stockholder proposals that we receive after August 25, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. The SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms furnished to us by such persons and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met in a timely manner during 2007.

CODE OF ETHICS AND CONDUCT

We have adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers that applies to our Chief Executive Officer and senior finance professionals. We have also adopted a Code of Conduct that applies to all of our directors, officers and employees. In addition, we have adopted a Statement of Policy Regarding Accounting Complaints and Concerns. These corporate policies are posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html. We intend to disclose on our company website any amendments or waivers to our Code of Ethics and Code of Conduct that would otherwise be required to be disclosed in a report on Form 8-K.

OTHER BUSINESS

Our Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the proxy holders. A matter is considered properly brought before the 2008 annual meeting if we receive notice of the matter in the manner provided in our bylaws. Under our bylaws, notice must have been delivered to the Secretary of Transmeta at our principal executive offices no later than May 16, 2008.

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The Proxy Statement and Annual Report to Stockholders will be available at http://www.transmeta.com/corporate/ir/annual_reports.html on or about August 25, 2008.

     TRANSMETA CORPORATION
     2540 MISSION COLLEGE BLVD.
     SANTA CLARA, CA 95054

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you had marked, signed and returned your proxy card.
Internet and telephone voting are available through 11:59 P.M. Eastern Time the day prior to the annual meeting date.
VOTE BY INTERNET-www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Transmeta Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE -1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Transmeta Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TRNSM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRANSMETA CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual nominees(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposal 2.	All	All	Except
	☐	☐	☐
Vote On Directors
1. Election of Class II Directors:
Nominees:
01) Robert V. Dickinson, 02) Bryant R. Riley, 03) T. Peter Thomas

Vote On Proposals	For	Against	Abstain

2. A proposal to ratify the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year 2008.	☐	☐	☐

3. To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TRANSMETA CORPORATION
2008 Annual Meeting of Stockholders
September 18, 2008
You are cordially invited to attend the 2008 Annual Meeting of Stockholders that will be held on Thursday, September 18, 2008, beginning at 8:00 a.m. Pacific Daylight Time, at:
Hilton Santa Clara
4949 Great American Parkway
Santa Clara, California
ADMITTANCE TICKET
This ticket entitles you, the stockholder, and one guest to attend the 2008 Annual Meeting.
Please bring it with you. Only stockholders and their guests will be admitted.
We look forward to welcoming you on Thursday, September 18, 2008.
ê   FOLD AND DETACH HERE   ê

TRANSMETA CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 18, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
The undersigned, a stockholder of Transmeta Corporation, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for fiscal year ended December 31, 2007, and, revoking any proxy previously given, hereby constitutes and appoints Lester M. Crudele and John O’Hara Horsley, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent and vote the shares of Common Stock of Transmeta Corporation standing in the name of the undersigned on September 18, 2008 at the Annual Meeting of Stockholders of Transmeta Corporation, to be held at the Hilton Santa Clara at 4949 Great America Parkway, Santa Clara, California 95054, on Thursday, September 18, 2008 at 8:00 a.m., local time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2.
This proxy will be voted in accordance with the judgment of the proxy holders named herein on any other business that may properly come before the meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(continued and to be signed on the reverse side)